Exhibit 10.1

December 29, 2016

By E-mail

Mr. Steven Esses
Koresh 13
Efrat, Israel

Dear Steven:

As per our discussions, your employment with Arotech Corporation (“Arotech”) and Epsilor-Electric Fuel, Ltd. (“Epsilor”) (collectively, the “Company”) will terminate by reason of your resignation effective as of the close of business on December 31, 2016. To ensure that all of the information related to your separation is clear, this letter summarizes some information related to your separation.

We are enclosing with this letter a Separation and General Release Agreement (the “Agreement”). Provided that you execute and deliver the Agreement to Thomas J. Paup on or before January 19, 2017 and do not revoke the Agreement, you will receive the contractual severance and other payment(s) described in Section 4.1 of the Agreement. You have the right to consult with your own counsel at your own expense before signing the Agreement.

You will continue to receive your regular pay and benefits through and including your last day of employment. You will receive your final paycheck on the Company’s next regularly scheduled pay date after your separation date. Your final paycheck will include payment for all salary/wages that you earned through and including your separation date, for your accrued, unused sick time and for your accrued, unused vacation time, less any applicable withholdings and deductions.

If you have any questions about your separation from the Company or the contents of this letter or the Agreement, please feel free to contact me directly. I wish you well in your future endeavors.

Sincerely yours,

/s/ Jon B. Kutler

Jon B. Kutler
Chairman of the Board

SEPARATION AND GENERAL RELEASE AGREEMENT

This agreement (“Agreement”) confirms the terms of the separation of Steven Esses’s (“you” or “your”) employment with Arotech Corporation (“Arotech”) and Epsilor-Electric Fuel Ltd. (“Epsilor”) (collectively, the “Company”), including the Contractual Severance and other payments described below in section 4 that you will receive if you (a) sign and return this Agreement to the Company (Attn: Thomas J. Paup) by not later than January 19, 2017, (b) do not revoke this Agreement during the 7-day revocation period explained in section 6 below and (c) comply with the other terms of this Agreement.

By signing and not revoking this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in section 5. Therefore, you are advised to consult with an attorney of your choice before signing this agreement.

If you choose not to sign and return this Agreement by January 19, 2017 or if you revoke your acceptance of this Agreement, you will not receive the Contractual Severance and other payments described in section 4.1.

1. Last Day of Employment. You acknowledge that the last day of your employment with the Company is December 31, 2016 (“Separation Date”).

2. Final Pay. You will receive your final pay check on the next regular pay date following the Separation Date. Your final paycheck will include payment for all salary/wages that you earned through and including your Separation Date and for your accrued, unused sick time and for your accrued, unused vacation time earned through and including your Separation Date, less applicable withholdings and deductions. You will receive this payment even if you choose not to enter into this Agreement.

3. Employee Benefits. Your active participation in any Company benefit plans or programs in which you participated, if any, will also end on the Separation Date.  You will receive benefits continuation and other notices in separate letters.  Within 15 days from the Separation Date, you will receive letters of release with respect to the amounts accrued under your Managers’ Insurance Policy and/or your Pension Fund (severance pay and pension).  As far as required, the Company shall sign, at your request, the documents necessary for ensuring your ownership of the Study Fund (Keren Hishtalmut).  You also may continue to keep your restricted stock in the Section 102 stock trust maintained by Ella Benita Adv. (or successor trustee) free of charge for so long as the Company maintains it, but the Company shall have no obligation to continue to maintain it.

4. Payments.

4.1
If you choose to sign and return this Agreement within the required time period, you do not revoke this Agreement and you abide by the other terms of this Agreement, the Company agrees to provide you with the following (collectively, the “Contractual Severance”):

(a) a severance payment in the aggregate gross amount of One Million Eight Hundred Seventy Five Thousand Nine Hundred Thirty Dollars ($1,875,930), less any applicable withholdings and deductions, which will be paid to you (or to a severance fund named by you) in a lump sum on the later of January 1, 2017 or the Company’s next regular pay date after the date that this Agreement becomes effective as described in section 6 (or as soon after that date as administratively practical for the Company); and

(b) an additional One Hundred Seventy Four Thousand Seventy Dollars ($174,070), to be paid on your behalf to third parties as you direct.

(c) subject to (i) the occurrence of a Change in Control (as defined below) on or before December 31, 2018, and (ii) your execution within thirty days following such Change in Control of a general release in favor of the Company in a form to be provided by the Company (the “CIC Release”), an additional severance payment in the aggregate gross amount set forth below, less any applicable withholdings and deductions, which will be paid to you (or to a severance fund named by you) in a lump sum on the Company’s next regular pay date after the date that the CIC Release becomes effective (or as soon after that date as administratively practical for the Company). For purposes of this section 4(b) only, and for no other purpose, a “Change in Control” shall have the meaning ascribed in the Fifth Amended and Restated Employment Agreement between you and the Company effective July 1, 2016 (the “2016 Employment Agreement”).  If the CIC occurs during calendar year 2017, the additional severance payable under this paragraph will be in the amount of Two Hundred Fifty Thousand Dollars ($250,000).  If the CIC occurs in calendar year 2018, the additional severance payable under this paragraph will be in the amount of Three Hundred Twenty Five Thousand Dollars ($325,000).

4.2
In addition to the Contractual Severance you also are entitled to statutory severance under the Israeli Severance Pay Law, 1963 (the “Statutory Severance Amount”), which will be paid to you by: (a) release to you of the amount in your statutory severance fund/s (the “Accrued Amounts”); and (b) the deposit into the statutory severance fund of the difference between the Accrued Amounts and the Statutory Severance Amount.

You acknowledge that the payments according to Section 4 include any entitlement you are otherwise entitled to under any severance policy, plan, program, agreement, or otherwise and that the Company would not agree to provide you with the Contractual Severance without your general release of claims and other promises in this Agreement.  You also agree that the severance payments exceed anything of value to which you are otherwise entitled from the Company and constitute good and valuable consideration for your general release of claims and other promises in this Agreement.
5. General Release of Claims. In exchange for the severance payments described in section 4 to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign this Agreement.

This general release of claims includes, without limitation, any and all claims:

•	of discrimination, harassment, retaliation, or wrongful termination;
•
for breach of contract, whether oral, written, express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

•
for violation or alleged violation of any law of Israel or the United States, or any state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Severance Payment Law of 1963, Annual Vacation law of 1951, Protection of Wages law of 1958, Sick Payment Law of 1976, Prior Notice for Dismissal and Resignation Law of 2001, Employment (Equal Opportunities) Law of 1988, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Michigan Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, the Michigan Polygraph Protection Act, the Michigan Whistleblowers’ Protection Act, the Michigan Clean Indoor Air Act, the Michigan Military Discrimination Law, the Michigan Occupational Health and Safety Act, the Michigan Juror Protection Law, the Michigan Veterans’ Preference Act, the New York State Human Rights Laws, the New York City Human Rights Laws, the New York State wage and hour and wage payment laws, the South Carolina Human Affairs Law, the South Carolina Occupational Health and Safety Law, the South Carolina Juror Protection Law, and the South Carolina Military Leave Law, in each case, as such laws have been or may be amended;

•
for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (excluding COBRA), claims for wages, back wages, salary, accrued but unused vacation pay, pension allocations, disability allocations, study funds, recreation pay, accrued but unused sick pay, travel expenses, commissions, incentives, bonus pay, severance pay, notice period and notice period substitution and deferred compensation payments;

•	to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options;
•
arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), including without limitation, the 2016 Employment Agreement, understanding, personnel policy or practice, or employee handbook;

•
relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, the integrity of the hearing procedure (in all of its aspects), restrictions on layoffs, circumstances of the termination, public policy or any federal state or local statute or ordinance not expressly listed above; and

•	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, costs and disbursements.

This document constitutes a notice of settlement of claims pursuant to Section 29 of the Severance Pay Law, 1963.

You expressly acknowledge that this general release of claims incudes any and all claims arising up to and including the date you sign this agreement which you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or un-asserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibits the release of unknown claims.

This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in section 13 below.

6. Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in section 5 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign this agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

•	you are not waiving any rights or claims under the ADEA that may arise after the date you sign this Agreement;
•	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;
•	you should fully consider this Agreement before signing it;
•	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;
•
you have at least twenty-one (21) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the review period as you wish before deciding whether or not to sign this Agreement;

•
if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the severance payments described in section 4 above, will automatically terminate;

•
at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this Agreement. To be effective, your revocation must be in writing and either hand-delivered or sent electronically to the Company (Attn: Thomas J. Paup) within the 7-day period;

•	this Agreement is not effective or enforceable until (and if) the revocation period has passed without a revocation;
•
if you exercise your right to revoke, this Agreement (including, without limitation, the Company’s offer to provide you with the severance payments described in section 4 and your release of claims in section 5 above) will not be enforceable; and

•	if you do not revoke your acceptance of this Agreement, the 8th day following the date that you sign this agreement will be the effective date.

7. No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.

8. Covenant not to Sue. Except as provided in section 13 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

9. Cooperation.

(a) You agree, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during your employment with the Company. Your requested cooperation may include, for example, making yourself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony.

(b) You agree, at the Company’s request, and for no additional fee, to provide up to twenty (20) hours of consulting services to the Company during each of the six (6) months following the Separation Date (the “Consulting Period”).  Your consulting services may include, for example, making yourself reasonably available to consult with your successor, attending select meetings, and providing advice regarding business matters in such manner as you and the Company mutually shall agree. During the Consulting Period, no employer-employee relationship will be formed between you and the Company and you will not have any claim or demand of any kind whatsoever against the Company relating to the existence of employer-employee relationship between you and the Company during the Consulting Period.

(c) The Company will, to the extent permitted by applicable law and court rules, reimburse you for reasonable out-of-pocket expenses that you incur in providing any requested cooperation, so long as you provide advance written notice to the Company of your request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, preclude or limit your preserved rights described in section 13 below.

10. Non-Disparagement. You agree that you will not at any time make any disparaging or derogatory statements concerning the Company or its business, products and services. However, nothing in this section is intended to, and shall not, restrict or limit you from exercising your preserved rights described in section 13 or restrict or limit you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

11. Continuing Obligations. You acknowledge and affirm your continuing obligations under the 2016 Employment Agreement, including without limitation, Section 8 (entitled Confidentiality; Proprietary Rights; Competitive Activity). You further acknowledge that you may continue to have filing obligations under the Securities Act of 1934, as amended, and the regulations promulgated thereunder, and that you will continue to fulfill, at the Company’s expense, any such obligations.

12. Return of Company Documents and Other Property. You confirm that you have returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company or its clients, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in your possession, custody or control. You also represent and warrant that you have not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

13. Preserved Rights: This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a) your protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information;

(b) your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or

(c) your right to enforce the terms of this Agreement and to exercise your rights relating to any other Excluded Claims.

14. No Other Pay or Benefits. You acknowledge and agree that upon payment of the amounts described in section 2, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the last day of your employment. You acknowledge and agree that, except for Company’s obligation to provide the severance payments specifically provided in section 4, you are entitled to no other payments or benefits and the Released Parties have no further obligations to you whatsoever, whether arising out of your employment with the Company, your separation from the Company or otherwise.

15. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

16. Breach; Attorneys’ Fees. If a court finds that you have materially breached your obligations under this Agreement, then, in addition to any of the Company’s other rights and remedies at law or in equity, the Company shall have the right to cease providing the Contractual Severance payments and/or require you to return, upon written demand, 90% of the Contractual Severance payments that you may already have received, but all of the other terms of this Agreement will remain in effect. The exercise of your preserved rights under section 13 (including, without limitation, a challenge to the validity of the ADEA wavier) will, in no event, be considered a breach of your obligations under this Agreement. Further, except in the case of a legal action by you challenging or seeking a determination in good faith of the validity of the ADEA waiver, if either party to this agreement brings an action to enforce its rights under this Agreement, the prevailing party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such action, in an amount to be determined by a court of competent jurisdiction. You and the Company hereby waive your respective rights to trial by jury in any action concerning this agreement or any and all matters arising directly or indirectly out of this Agreement. You represent that you have consulted with counsel of your choice or have chosen voluntarily not to do so specifically with respect to this jury trial waiver.

17. Miscellaneous

(a)
This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your continuing obligations under Section 8 of the 2016 Employment Agreement remain in full force and effect. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(b)
This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

(c)
The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d)
All amounts listed herein are gross payments from which tax and other compulsory payments shall be deducted, as required by law.  Should you petition the Income Tax Authority for a lower tax rate on any of the payments set forth in this Agreement, and the Company receives a letter from the Income Tax Authority at any time before such payments are made, the Company agrees to make such withholdings at the lower approved tax rate.  Unless otherwise determined herein or in any other document, such amounts shall be paid on such dates as required by law.

(e)	The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(f)
The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(g)
This Agreement will be governed and interpreted under the laws of Israel, without giving effect to choice of law principles. The Company and you irrevocably consent to the exclusive jurisdiction and venue of the courts in Israel for the resolution of any disputes arising under or respect to this Agreement.

(h)
Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(i)	The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(j)
This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same agreement. This Agreement and any documents delivered hereunder by, or on behalf of, any person, may be executed and delivered by fax transmission or electronic mail delivery of an image file reflecting the execution thereof, and the same may be relied on by all persons as if the document were a manually signed original.

18. Opportunity to Review. You represent and warrant that you:

•	have had sufficient opportunity to consider this Agreement;
•	have carefully read this Agreement and understand all of its terms;
•	are not incompetent and have not had a guardian, conservator or trustee appointed for you;
•
have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;

•	understand that you are responsible for your own attorneys’ fees and costs;
•	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;
•	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;
•
you were given at least twenty-one (21) days to review this Agreement before signing it and understood that you were free to use as much or as little of the review period as you wished or considered necessary before deciding to sign it; and

•	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

If you wish to accept this agreement, please sign, date and return it to the Company (Attn: Thomas J. Paup) no later than January 19, 2017.

[SIGNATURES APPEAR ON NEXT PAGE]

Agreed to and accepted on this 29th day of December, 2016.
Witness:

/s/ Yaakov Har-Oz	/s/ Steven Esses
Steven Esses Koresh 13 Efrat, Israel

Agreed to and accepted on this 29th day of December, 2016.

EPSILOR-ELECTRIC FUEL LTD.	AROTECH CORPORATION

By: /s/ Ronen Badichi	By: /s/ Jon B. Kutler
Name: Ronen Badichi Title: General Manager	Name: Jon B. Kutler Title: Chairman of the Board

By: /s/ Thomas J. Paup
Name: Thomas J. Paup Title: Chief Financial Officer